EXHIBIT 99.1

CONTACT:	Bruce Zurlnick Senior Vice President and Chief Financial Officer Finlay Enterprises, Inc. (212) 808-2800	Leigh Parrish/Caren Barbara FD (212) 850-5600

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES ANNOUNCES $75 MILLION INCREASE

OF CREDIT FACILITY TO $300 MILLION

New York, NY, June 21, 2007 — Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, today announced that it has completed an amendment to its revolving credit facility provided by GE Corporate Lending. The amendment expands total availability from $225 million to $300 million. GE Capital Markets, Inc. arranged the transaction. The new terms of the credit facility became effective June 20, 2007.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc. commented, “We are pleased with the expansion of our credit facility and the continued confidence shown in Finlay Enterprises by our financial partners. The expanded facility provides us with additional financial flexibility and liquidity. We continue to effectively manage our balance sheet as we focus on expanding our business.”

During the fourth quarter of fiscal 2006, the Company terminated and retired the obligation under its gold consignment agreement and converted its gold lease inventory to asset which increased the Company’s collateral base. Subsequently, the Company amended its credit agreement to give it the option to expand the size of the facility and extended the maturity date to January 2011.

About Finlay Enterprises, Inc.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States. The Company also operates luxury stand-alone jewelry stores primarily located in the southeastern United States and achieved sales of $761.8 million in fiscal 2006. The number of locations at the end of the first quarter of fiscal 2007 totaled 749, including 33 Carlyle and five Congress specialty jewelry stores.

About GE Corporate Lending

With $14 billion in assets, GE Commercial Finance Corporate Lending is one of North America’s largest providers of asset-based, cash flow, structured finance and other capital solutions for mid-size and large companies. From over 30 offices throughout the U.S. and Canada, Corporate Lending specializes in serving the unique needs of borrowers seeking $20 million to $2 billion and more for working capital, growth, acquisitions, project finance and turnarounds. Visit www.gelending.com/clnews for more information.